Filed Pursuant to Rule 424(b)(2)
Registration No. 333-204908

PROSPECTUS SUPPLEMENT (To Prospectus dated April 29, 2016)

Index Supplement

Debt Securities and Warrants

Linked to an Index or a Basket of Indices

UBS AG may offer and sell from time to time certain debt securities and warrants (collectively, the “Securities”), as part of our Medium-Term Notes, Series B, linked to an index or a basket of indices. Periodically, UBS AG will file with the SEC final terms supplements, prospectus supplements and/or pricing supplements (collectively, “pricing supplements”) which describe some of the general terms that apply to the Securities and the general manner in which they may be offered. This prospectus supplement, which we refer to as an “index supplement”, describes some of the potential indices to which the Securities may be linked, as well as related matter concerning the relationship, if any, between UBS AG and the sponsors or publishers of each such index. The specific terms of any Securities that we offer will be described for each particular offering of Securities in the applicable pricing supplements, including the name of the underlying index or indices comprising the weighted basket of indices to which the return on the Securities is linked and any additions or changes to the terms specified in the product supplement relating to the Securities or the descriptions of the relevant index or indices set forth in this index supplement. If there is any inconsistency between the terms of the Securities described in this index supplement and the pricing supplements, the following hierarchy will govern: first, the pricing supplements (relatively as indicated therein); second, this index supplement; and last, the accompanying prospectus.

This index supplement describes only select indices to which the Securities may be linked. We do not guarantee that we will offer Securities linked to any of the indices described herein. In addition, we may in the future offer Securities linked to an index that is not described herein. In such an event, we will describe any such additional index in an applicable pricing supplement.

Issuer:	UBS AG

Potential Underlying Indices:	U.S. Indices	Non-U.S. Indices

	Dow Jones Industrial AverageTM NASDAQ-100 Index® Russell 2000® Index S&P 500® Index Commodity Indices Bloomberg Commodity IndexSM UBS Bloomberg Constant Maturity Commodity Index Excess Return	EURO STOXX 50® Index FTSETM 100 Index Hang Seng China Enterprises Index MSCI-EAFE® Index MSCI® Emerging Markets IndexSM MSCI® Europe Index

See “Risk Factors” in the applicable pricing supplements for risks related to an investment in any series of the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Supplement dated April 29, 2016

ADDITIONAL INFORMATION ABOUT THE SECURITIES

You should read this index supplement together with the prospectus dated April 29, 2016, relating to our Medium-Term Notes, Series B, of which the Securities are a part, and any applicable pricing supplements that we may file with the SEC from time to time, which contains a description of the terms of particular categories of Securities or the specific terms of your Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

Other than the above website containing the prospectus dated April 29, 2016, the information on any other website that is referred to in this index supplement is not and will not be deemed to be part of this index supplement. Our Central Index Key, or CIK, on the SEC website is 0001114446.

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

Index Supplement Summary

This index supplement describes some of the potential indices to which the Securities may be linked and the relationship, if any, between UBS AG and the sponsors or publishers of each such index. If there is any inconsistency between the terms of the Securities described in this index supplement and the pricing supplements, the following hierarchy will govern: first, the pricing supplements (relatively as indicated therein); second, this index supplement; and last, the accompanying prospectus. Any preliminary terms supplement in relation to one or more offerings of Securities should also be read in connection with this index supplement and the applicable pricing supplements.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this index supplement, when we refer to the “Securities”, we mean the debt securities and warrants that may be offered by UBS from time to time. Also, references to the “accompanying prospectus” mean the prospectus, dated April 29, 2016, of UBS and references to “applicable pricing supplements” refer to any final terms supplements, prospectus supplements and/or pricing supplements that we may file from time to time.

Licenses

Unless otherwise specified in the applicable pricing supplement, UBS has contracted with the sponsor or publisher of the index to which your Securities may be linked for the rights to use such index and certain associated trademarks or service marks for such index. UBS generally obtains these licenses either on an individual basis for a particular offering of Securities or for a term of years. Although UBS anticipates that it will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

Underlying Indices And Underlying Index Publishers

U.S. Indices

Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM (the “DJIA Index”) is a benchmark of performance for leading companies in the U.S. stock market, with the exception of those in the transportation and utilities industry. The DJIA Index is a price-weighted average of 30 “blue-chip” U.S. stocks that are generally the leaders in their industry, although this has not always been the case. The number of stocks in the DJIA Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since. The DJIA Index is calculated in U.S. dollars as well as Japanese yen.

While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and adequately represents the sector(s) covered by the average within the indices. The DJIA Index serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks. Companies should be incorporated and headquartered in the U.S. In addition, a plurality of revenues should be derived from the U.S.

The DJIA Index is maintained by an Averages Committee comprised of three representatives of S&P Dow Jones Indices LLC and two representatives of The Wall Street Journal (“WSJ”). The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company, Inc. (“Dow Jones”).

The DJIA is reviewed at least once annually, but composition changes are rare for the sake of continuity. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire index is reviewed. As a result, when changes are made they typically involve more than one component.

The DJIA Index is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA Index is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA Index, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for composition changes, stock dividends, stock splits, other corporate actions and other price adjustments. The current divisor of the DJIA Index is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA Index, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

The level of the DJIA Index is the sum of the primary exchange prices of each of the 30 component stocks included in the DJIA Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the DJIA Index. Because the DJIA Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA Index. The current divisor of the DJIA Index is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA Index may be found in a variety of publicly available sources. The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the DJIA Index components on the current trading session and (b) the sum of the unadjusted closing prices of the DJIA Index components on the current trading session.

We have derived all information regarding the DJIA Index contained in this index supplement from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. Dow

Dow Jones Industrial AverageTM

Jones owns the copyright and all other rights to the DJIA Index. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the DJIA Index. Historical performance of the DJIA Index is not an indication of future performance. Future performance of the DJIA Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones, which grants us a license in exchange for a fee to use the DJIA Index in connection with the issuance of certain securities, including the Securities. “Dow Jones” and “Dow Jones Industrial AverageTM” are service marks of Dow Jones and have been licensed for use for certain purposes by UBS.

The Securities are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. Dow Jones’ only relationship to UBS is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageTM, which is determined, composed and calculated by Dow Jones without regard to UBS or the Securities. Dow Jones has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Dow Jones Industrial AverageTM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Securities.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGETM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND UBS.

NASDAQ-100 Index®

The NASDAQ-100 Index® (the “NASDAQ Index”) includes 100 of the largest domestic and international non-financial securities listed on The NASDAQ Stock Market® (“NASDAQ”) based on market capitalization. The NASDAQ Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology. It does not contain securities of financial companies, including investment companies. The NASDAQ Index was first published in January 1985. Current information regarding the market level of the NASDAQ Index is available from The NASDAQ OMX Group, Inc. and its affiliates (collectively referred to herein as the “Corporations”) and from numerous market information services. The level of the NASDAQ Index is determined, comprised and calculated by the Corporations without regard to any Securities linked to the NASDAQ Index.

The NASDAQ Index is calculated under a modified market capitalization-weighted methodology. The value of the Index equals the aggregate value of the Index share weights, also known as the Index shares, of each of the Index Securities multiplied by each security’s last sale price and divided by the divisor of the Index. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, the Corporations will review the composition of the NASDAQ Index on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

To be eligible for initial inclusion in the NASDAQ Index, a security must be listed on the NASDAQ and meet the following criteria:

(a)

the security’s U.S. listing must be exclusively on the NASDAQ National Market® (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

(b)	the security must be of a non-financial company;

(c)	the security may not be issued by an issuer currently in bankruptcy proceedings;

(d)	the security must have average daily trading volume of at least 200,000 shares;

(e)	if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

(f)	only one class of security per issuer is allowed;

(g)	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ Index eligible;

(h)	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

(i)	the issuer of the security must have “seasoned” on NASDAQ, NYSE or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

(j)	if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

To be eligible for continued inclusion in the NASDAQ Index, besides meeting the criteria (a), (b), (c), (d), (e), (h) above, the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ Index effective after the close of trading on the third Friday of the following month.

NASDAQ-100 Index®

Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ Index composition is reviewed on an annual basis (“Ranking Review”). Securities listed on the NASDAQ which meet the applicable eligibility criteria are ranked by market value. Index-eligible securities which are already in the NASDAQ Index and which are ranked in the top 100 eligible securities (based on market value) are retained in the NASDAQ Index. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ Index-eligible securities not currently in the NASDAQ Index that have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December.

In addition to the Ranking Review, the securities in the NASDAQ Index are monitored every day by the Corporations with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions, or other corporate actions. The Corporations have adopted the following weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends or spin-offs are generally made to the NASDAQ Index on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 5.0%, the change will be made as soon as practicable, normally within 10 days of such action. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ Index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.

All information in this index supplement regarding the NASDAQ Index is derived from publicly available information. Such information reflects the policies of, and is subject to change by the Corporations. The Corporations own the copyright and all other rights to the NASDAQ Index. The Corporations have no obligation to continue to publish, and may discontinue publication of, the NASDAQ Index. Historical performance of the NASDAQ Index is not an indication of future performance. Future performance of the NASDAQ Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with The NASDAQ OMX Group, Inc., which grants us a license in exchange for a fee to use the NASDAQ-100 Index® in connection with the issuance of certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by the Corporations. The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the NASDAQ-100 Index® to track general stock market performance. The Corporations’ only relationship to UBS AG (“Licensee”) is in the licensing of the NASDAQ-100® , NASDAQ-100 Index® , and NASDAQ® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by the Corporations without regard to Licensee or the Securities. The Corporations have no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the NASDAQ-100 Index® . The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE

NASDAQ-100 Index®

SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Russell 2000® Index

The Russell 2000® Index (the “Russell Index”) is an index calculated, published, and disseminated real-time by the Russell Investments (the “Russell Index Sponsor”), and measures the composite price performance of stocks of approximately 2,000 companies, each of which is (1) either (i) incorporated in the United States or one of its territories or (ii) incorporated in Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, Turks and Caicos Islands (each, a “benefit-driven incorporation country” or “BDI Country”), and (2) either (i) its primary headquarters is in the United States or (ii) its primary headquarters is in a BDI Country and the exchange with the most trading volume of local shares is in the United States (the companies meeting the requirements of (1) and (2), “U.S.-Based Companies”). All 2,000 stocks form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S.-Based Companies as determined by market capitalization. The Russell Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell Index is designed to track the performance of the small capitalization segment of the U.S. equity market. Both the Russell Index and the Russell 3000® Index are subsets of the Russell 3000E® Index, which is composed of the 4,000 largest U.S. -Based Companies as determined by market capitalization and represents approximately 99.00% of the U.S. equity market.

Stocks Included in the Russell 2000® Index

Only common stocks of U.S.-Based Companies are eligible for inclusion in the Russell 3000® Index and the Russell Index. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts also are excluded from the Russell Index. In addition, companies structured as royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition vehicles (“SPACs”), limited partnerships, exchange traded funds and mutual funds also are ineligible for inclusion in the Russell Index. Business development companies, however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell Index, although exceptions to this general rule have been made where the Russell Index Sponsor has determined that each class of securities acts independently of the other. American Depository Receipts are excluded from the Russell Index. Eligible stocks must trade on a major U.S. exchange. Bulletin board, pink sheets and over-the-counter (“OTC”) traded stocks are excluded from the Russell Index. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May each year to be eligible for inclusion in the Russell Index. However, if the price of a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00. Moreover, if an existing member’s closing price is less than $1.00 on the last trading day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. In addition, companies with only a small portion of their shares available in the market place (5% or less float for small capitalization companies) are ineligible for inclusion in the Russell Index.

From the cost of eligible securities, the primary criterion used to select securities for inclusion in the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Based on closing values on the last trading day of May each year, the Russell Index Sponsor reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year (except when the last Friday in June is the 29th or 30th, in which case reconstitution will occur on the second to last Friday in June), the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year.

Computation of the Russell 2000® Index

As a capitalization-weighted index, the Russell Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Index value is calculated by adding the market values of the Russell Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell Index on the base date of December 31, 1986. To calculate the Russell Index, last sale prices will be used for stocks. If a component stock is not open for trading, the most recently traded price for that stock will be used in

Russell 2000® Index

calculating the Russell Index. In order to provide continuity for the Russell Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Adjustments to a company’s total outstanding shares to determine available shares or “free float” are made based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

➢	ESOP or LESOP shares — shares of Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

➢

Cross-Ownership by another Russell 3000E Index or Russell Global Index member — shares held by another member of a Russell Index (including Russell global indexes) is considered cross-ownership, and all shares will be adjusted regardless of the percentage held;

➢

Large private and corporate shares — when an individual, a group of individuals acting together, or a corporation not in the index owns shares representing 10.00% or more of the shares outstanding such shares will be adjusted, although institutional holdings (i.e., holdings of investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this adjustment;

➢	Unlisted share classes — classes of common stock that are not traded on a U.S. exchange;

➢

IPO lock ups — shares locked up during an initial public offering (“IPO”) are not available to the public and will be excluded from the market value at the time the company enters the Russell Index; and

➢

Government holdings — holdings held directly by government (listed as “government of”) are considered unavailable and will be removed entirely form available shares, and shares held indirectly by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10.00%, although any holding by a government pension plan is considered an institutional holding and will not be removed from available shares.

The following summarizes the types of Russell Index maintenance adjustments and indicates whether or not an index adjustment is required.

➢

General rule for corporate action-driven changes — In general, adjustments for corporate action-driven changes are made by the Russell Index Sponsor when an action is final (determined by the Russell Index Sponsor with reference to a variety of public sources) and, depending on the time an action is determined to be final, the Russell Index Sponsor will either apply the action after the close of the current market day (t) or after the close of the following market day (t+1), referred to as a “delayed action.” Stocks removed after the close of the current market day are typically removed at the last traded price.

➢

“No replacement” rule — Securities that leave the Russell Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Index over a year will fluctuate according to corporate activity.

➢

Mergers and acquisitions — When mergers or acquisitions take place between members of the Russell Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock. Cross-ownership and style of surviving entity is determined by a weighted average (by market value) of the cross-ownership and style probabilities of the two previous companies prior to the merger. Market values of t-1 are used for this determination. Special procedures apply to acquisitions or mergers between a member of the Russell Index and a non-member or reverse mergers, and adjustments are made based on a variety of factors, including whether the member is the acquiring or acquired company and, if the acquired company, on whether the transaction results in a publicly traded company that meets all requirements for inclusion in the Russell Index.

Russell 2000® Index

➢

Reincorporations — Members of the Russell Index that are reincorporated in a country other than the United States and its territories or a BDI Country are deleted from the Russell Index. Members of the Russell Global Index reincorporating in the United States or its territories or a BDI country will be added to the Russell 3000E® Index and may be included in the Russell Index if its market capitalization warrants such inclusion.

➢

Reclassifications of share classes (primary vehicles) — Primary vehicles will not be assessed or changed outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.

➢

Rights offerings — Rights offered to shareholders are reflected in the Russell Index on the date the offer expires for both non-transferable rights and transferable rights. In both cases, the price is adjusted to account for the value of the right, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

➢

Changes to shares outstanding — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non-Russell Index member and other potential changes are updated at the end of the month in which the change is reflected in vendor-supplied updates and are verified by the Russell Index Sponsor via SEC filings. For a change in shares to occur, the cumulative change available to the shares must be greater than 5.00%.

➢

Spin-offs — Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E® Index at the latest reconstitution. If the spun-off company is not large enough to be added to the Russell Index and is not trading on a “when-issued” basis, the Russell Index will recognize the performance of the spin-off during its first day of trading through a synthetic price/performance of the parent company.

➢

Tender offers — A company acquired as a result of a tender offer is removed if (i) the tender offer period ends; (ii) shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; (iii) all regulatory requirements have been fulfilled; and (iv) the acquiring company is able to finalize the acquisition via a short-form merger, top-up option or other compulsory mechanism. In the case where all the above requirements have been fulfilled except for the acquiring company being able to finalize the acquisition through a compulsory mechanism, Russell will make a share adjustment to the target company’s shares, on a date pre-announced by Russell, in cases where the float-adjusted shares have decreased by 30% or more and the tender offer has fully completed and closed. Any adjustment will occur on a pre-date announcement by Russell.

➢

Voluntary exchange offers — A publicly traded company may offer to exchange or split-off some or all of its ownership in a separated publicly traded company. Shareholders are given the option to retain their shares; or to exchange them, in full or in part, for shares of the ‘split-off’ company. Once the offer expires, the Russell Index Sponsor will decrease the available shares in the offering company, and increase the available shares in the ‘split-off’ company, based on the results of the offering. Russell will effect this changes based on, but not limited to, preliminary results, company filings, and exchange notices.

➢	Delisting — Only companies listed on U.S. exchanges are included in the Russell Index. Therefore, when a company is delisted from a U.S. exchange, the company is removed from the Russell Index.

➢

Bankruptcy and voluntary liquidations — Companies filing for Chapter 7 liquidation bankruptcy or that file any other liquidation plan will be removed from the Russell Index at the time of filing. Companies filing for Chapter 11 reorganization bankruptcy will remain members of the Russell Index, unless the companies are delisted from their primary exchange, in which case normal delisting rules as described above will apply.

➢

Stock distributions — Stock distributions can take two forms: (1) a stated amount of stock on the ex-date, or (2) an undetermined amount of stock based on earning and profits to be distributed at a future date. In both cases, a price adjustment is done on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

Russell 2000® Index

➢

Dividends — Gross dividends are included in the daily total return calculation of the Russell Index based on their ex-dates. The ex-date is used rather than the pay-date, because the marketplace price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Special cash dividends are treated the same as regular cash dividends.

➢

Halted securities — Securities that are not presently trading on their primary exchange are not removed from the Russell Index until the time they are actually delisted from the primary exchange. If a security is halted, it remains in the Russell Index at the last trade price from the primary exchange until the time the security resumes trading or is officially delisted. If, however, a stock is halted for a period of 110 days or more or suspended due to exchange listing rules or legal regulatory issues larger than 1 calendar quarter, the Russell Index Sponsor will review on a case by case basis and if it is determined the stock will not trade again and there is no residual value, the Russell Index Sponsor removes these stocks at zero value.

➢

Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering are added to the Russell Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Fourth-quarter IPO additions will be processed after the close on the third Friday of each December. Market adjustments will be made using the returns of the Russell 3000E® Index. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E® Index as of the latest reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Russell Index or any successor index. The Russell Index Sponsor does not guarantee the accuracy or the completeness of the Russell Index or any data included in the Russell Index. The Russell Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Russell Index. The Russell Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell Index or the manner in which the Russell Index is applied in determining the amount payable at maturity.

We have derived all information regarding the Russell Index contained in this index supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the Russell Index Sponsor. The Russell Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Russell Index. Historical performance of the Russell Index is not an indication of future performance. Future performance of the Russell Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the Russell Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by the Russell Index Sponsor (including the Russell Index) in connection with certain securities, including the Securities.

The license agreement between us and the Russell Index Sponsor requires that the following language be stated in this index supplement:

The Securities are not sponsored, endorsed, sold, or promoted by the Russell Index Sponsor. The Russell Index Sponsor makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell Index to track general stock market performance or a segment of the same. The Russell Index Sponsor’s publication of the Russell Index in no way suggests or implies an opinion by the Russell Index Sponsor as to the advisability of

Russell 2000® Index

investment in any or all of the securities upon which the Russell Index is based. The Russell Index Sponsor’s only relationship to us is the licensing of certain trademarks and trade names of the Russell Index Sponsor and of the Russell Index which is determined, composed, and calculated by the Russell Index Sponsor without regard to us or the Securities. The Russell Index Sponsor is not responsible for and has not reviewed the Securities nor any associated literature or publications and the Russell Index Sponsor makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. The Russell Index Sponsor reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell Index. The Russell Index Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the Securities.

THE RUSSELL INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN AND THE RUSSELL INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE RUSSELL INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell Index is a trademark of Frank Russell Company and has been licensed for use by UBS AG. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

S&P 500® Index

The S&P 500® Index (the “S&P Index”) is maintained by the U.S. Index Committee (the “U.S. Index Committee”), a team of S&P’s economists and index analysts who meet on a monthly basis. The calculation of the value of the S&P Index, discussed below in further detail, is based on the relative value of the aggregate market value of specified classes of common stock of 500 companies (the “S&P Index Constituent Stocks”) as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943 (the “Base Period”). The S&P Index Constituent Stocks are considered leading companies in leading industries, but do not represent the common stocks of the 500 largest companies listed on the New York Stock Exchange and not all 500 companies whose common stock are included in the S&P Index are listed on the New York Stock Exchange. The S&P 500 focuses on the large-cap sector of the market; however, since it includes a significant portion of the total value of the market, it also represents the market. Stocks are chosen for inclusion in the S&P Index by the U.S. Index Committee with the goal of ensuring that the S&P Index is a leading indicator of United States equities (as determined below), reflecting the risk and return characteristics of the broader large cap universe on an ongoing basis.

S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P Dow Jones Indices”), calculates the S&P Index by reference to the prices of the S&P Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the stocks that compose the S&P Index and received the dividends paid on such stocks.

On November 4, 2011, McGraw-Hill, the owner of the S&P Indices business, and CME Group, the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P Dow Jones Indices, which now owns the S&P Indices business and the Dow Jones Indexes business, including the S&P 500 Index.

Stocks Included in the S&P Index

Eligible securities include all U.S. common equities listed on the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Ineligible securities include business development companies (BDCs), limited partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, ADRs, ADSs and MLP IT units. Real estate investment trusts (REITs) are eligible for inclusion. Further, for the common stock of a company to be eligible for inclusion in the S&P Index it must meet all of the following additional criteria, as determined by the U.S. Index Committee in its sole discretion:

➢	Market Capitalization — Unadjusted market capitalization of US $5.3 billion or more. The ranges are reviewed from time to time by the U.S. Index Committee to assure consistency with market conditions.

➢

Liquidity — Adequate liquidity and reasonable price — the ratio of annual dollar value traded to float adjusted market capitalization should be 1.00 or greater, and the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

➢	Public Float — Public float of at least 50% of the common stock.

➢

Sector Classification — Contribution to sector balance maintenance, as measured by a comparison of each GICS sector’s weight in an index with its weight in the market, in the relevant market capitalization range.

➢

Financial Viability — Financial viability as generally measured for four consecutive quarters of positive as-reported earnings. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

➢	Treatment of Initial Public Offerings — Initial public offerings should be seasoned for at least six to twelve months.

S&P 500® Index

➢

United States Company — Companies listed must be U.S. companies with the following characteristics: (1) files 10-K annual reports with the SEC and is not considered a foreign entity by the SEC; (2) the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50% (when these factors are in conflict, assets determine plurality; revenue determines plurality when there is incomplete asset information); (3) the primary listing of common stock is the NYSE (including NYSE Arca and NYSE Amex), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market (ADRs are not eligible); and (4) the company’s corporate governance structure is consistent with U.S. practice. Where criteria (2) is not met or is ambiguous, companies may still be eligible for inclusion if its primary listing, headquarters, and incorporation are all in the U.S. or certain enumerated offshore locations. Where the only factor suggesting that a company is not a U.S. company is its tax registration in one of the enumerated offshore locations or another location chosen for tax-related reasons, the index sponsor will generally determine that the company is still a U.S. company.

Generally, only one class of common stock of any company is included in the S&P Index. The stock price and total shares outstanding of common stock of a company included in the S&P Index with more than one class of common stock outstanding is usually the most liquid class of common stock of that company as determined by U.S. Index Committee in its sole discretion.

Criteria for Removal from the S&P Index

The common stock of a company may be removed from the S&P Index when the U.S. Index Committee determines, in its sole discretion, that one of the following criteria is met:

➢	A company involved in a merger, acquisition or significant restructuring no longer meets the inclusion criteria, or

➢	A company substantially violates one more of the criteria for inclusion in the S&P Index, as described above.

Computation of the S&P Index

The calculation of the value of the S&P Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of approximately 500 companies as of a particular time as compared to the aggregate Market Value of the common stocks of approximately 500 similar companies during the Base Period. The Market Value of any index constituent stock is the total float-adjusted market capitalization of such index constituent stock. Where the company has multiple classes of stock the market value is calculated by determining the weighted average “investable weight factor” (“IWF”) for the stock by using the proportion of total company market capitalization of each share class as the weights. The result is then reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Index, the shares to be purchased are not significantly larger than the available float for the included class.

The level of the S&P Index is calculated using a base-weighted aggregate methodology: the level of the S&P Index reflects the total Market Value of all the S&P Index Constituent Stocks relative to the Base Period. An indexed number is used to represent the results of this calculation in order make the value easier to work with and track over time. The actual total Market Value of the S&P Index Constituent Stocks in the S&P Index during the Base Period has been set equal to an indexed value of 10. In practice, the daily calculation of the S&P Index is computed by dividing the total Market Value of the level of S&P Index Constituent Stocks by a number called the “S&P Divisor”. By itself, the S&P Divisor is an arbitrary number. However, in the context of the calculation of the level of the S&P Index, it is the only link to the original Base Period value of the S&P Index. Continuity in the S&P Index value is maintained by adjusting the S&P Divisor for certain events as described below.

Changes to the S&P Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather changes in response to corporate actions and market developments can be made at any time.

S&P 500® Index

An adjustment to the S&P Divisor is required when any change to any S&P Index Constituent Stocks alters the total market value of the S&P Index while holding stock prices constant. S&P Divisor adjustments are made “after the close” meaning that after the close of trading the closing prices are used to calculate the new S&P Divisor based on whatever changes are being made. The table below summarizes some of the types of maintenance adjustments which require a divisor adjustment:

Type of Corporate Action	Adjustment Factor
Company added / deleted	Net change in market value determines the S&P Divisor adjustment.

Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.

Stock Split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.

Spin-Off(Only if spun-off company is not being added to S&P Index)	The divisor adjustment reflects the decline in the index market value.

Spin-Off (Only if spun-off company added to S&P Index and another company deleted from S&P Index)	S&P Divisor adjustment reflects deletion of company from S&P Index.

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.

Rights Offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.

Change in IWF	Divisor change reflects the change in market value caused by the change to an IWF.

Each of the corporate actions in the table above has the effect of altering the market value of an S&P Index Constituent Stock and consequently the aggregate market value of the S&P Index Constituent Stocks. To keep the level of the S&P Index prior to such corporate action from being affected by the change in market value of the S&P Index Constituent Stocks, a new S&P Divisor is derived as follows:

➢	Market value of the S&P Index Constituent Stocks after the corporate action / New S&P Divisor = Market Value of the S&P Index Constituent Stocks prior to the corporate action.

➢	New S&P Divisor = Market value of the S&P Index Constituent Stocks after the corporate action / Market Value of the S&P Index Constituent Stocks prior to the corporate action.

In cases where there is no achievable market price for a stock being deleted, such stock may be removed from the S&P Index at zero or minimal price at the discretion of the U.S. Index Committee, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

A large part of the maintenance of the S&P Index involves adjustments in response to changes in a company’s shares outstanding. The U.S. Index Committee follows a 5% rule. Generally, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (such as

S&P 500® Index

those due to stock repurchases, private placements, and other means) are made weekly. Changes of less than 5% of a company’s shares outstanding are accumulated and made quarterly on the third Friday of March, June, September and December, with the exception of an acquisition of another company in the S&P Index which are made as reasonably as possible. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial by the U.S. Index Committee, a price adjustment and/or share increase may be implemented immediately.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P Dow Jones Indices will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Securities. S&P Dow Jones Indices does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P Dow Jones Indices assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P Index. S&P Dow Jones Indices disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

We have derived all information regarding the S&P Index contained in this index supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices.

S&P Dow Jones Indices has no obligation to continue to publish the S&P Index, and may discontinue publication of the S&P Index.

License Agreement

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index, in connection with securities, including the Securities. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this index supplement:

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P Index to track general stock market performance. S&P’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Securities. S&P has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN.

S&P 500® Index

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Commodity Indices

Bloomberg Commodity IndexSM

The following is a description of the Bloomberg Commodity IndexSM (the “Bloomberg Commodity Index”), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the “Bloomberg Commodity IndexSM Methodology” (a document that is considered proprietary to Bloomberg Finance L.P. (“Bloomberg”), and UBS Securities LLC and is available at http://www.bloombergindices.com/content/uploads/sites/2/2015/12/BCOM-Methodology-January-2016_FINAL.Updated.pdf). Such information reflects the policies of, and is subject to change at any time by, UBS Securities LLC and Bloomberg. UBS AG (“UBS”), the issuer of the Securities, has not independently verified information from publicly available sources described above in clause (i). You, as an investor in the Securities, should make your own investigation into the Bloomberg Commodity Index, Bloomberg and UBS Securities LLC.

Bloomberg and the Oversight and Advisory Committees and/or members of the Oversight and Advisory Committees have no obligation to consider your interests as a holder of the Securities. However, employees of UBS Securities LLC, an affiliate of UBS, are members of the Oversight and Advisory Committees and UBS’ affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities. Bloomberg and UBS Securities LLC have no obligation to continue to publish the Bloomberg Commodity Index, and may discontinue publication of the Bloomberg Commodity Index at any time in their sole discretion.

Overview

The Bloomberg Commodity Index was created by AIG International Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC in May 2009, at which time UBS Securities LLC and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the Bloomberg Commodity Index. Dow Jones subsequently assigned all its interests in the joint marketing to CME Group Index Services, LLC. In July 2012 the McGraw-Hill Companies and the CME Group Index Services, LLC announced the launch of S&P Dow Jones Indices LLC, a joint venture that combines S&P Indices and Dow Jones Indexes. The joint marketing agreement with Dow Jones was terminated in 2014 as UBS Securities LLC entered into a Commodity Index License Agreement with Bloomberg. Bloomberg, in conjunction with UBS Securities LLC, calculates the Bloomberg Commodity Index and each of the related indexes and Sub-Indexes.

The Bloomberg Commodity Index was introduced in July 1998 and designed to be a highly liquid and diversified benchmark for commodities as an asset class. The Bloomberg Commodity Index currently is composed of the prices of twenty exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. For a general description of the commodity future markets, see “The Commodity Futures Markets” below. The commodities included in the Bloomberg Commodity Index will be specified in an applicable pricing supplement.

The Bloomberg Commodity Index is a proprietary index that Dow Jones and AIGI developed and that Bloomberg, in conjunction with UBS Securities LLC, calculates. Prior to July 1, 2014, the Bloomberg Commodity Index was referred to as the Dow Jones-UBS Commodity Index. The methodology for determining the composition and weighting of the Bloomberg Commodity Index and for calculating its value may be amended or changed only upon the approval of the Bloomberg Commodity Index Oversight Committee, except during periods of extraordinary circumstances such as during a market emergency. Questions and issues relating to the application and interpretation of terms contained in this summary generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by the Index Oversight Committee unless circumstances do not permit convening of such committee for its decision, in which case any such questions and calculations shall be resolved or determined by UBS Securities LLC in consultation, if practicable, with Bloomberg.

Bloomberg Commodity IndexSM

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Bloomberg Commodity Index, as well as commodities, including commodities included in the Bloomberg Commodity Index. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Bloomberg Commodity Index. Certain of UBS’ affiliates may underwrite or issue other securities or financial instruments indexed to the Bloomberg Commodity Index and related indices, and UBS Securities LLC and Bloomberg and their affiliates may license the Bloomberg Commodity Index for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Bloomberg Commodity Index. For instance, a market maker in a financial instrument linked to the performance of the Bloomberg Commodity Index may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Bloomberg Commodity Index components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Bloomberg Commodity Index, which in turn may affect the value of the Bloomberg Commodity Index. With respect to any of the activities described above, none of UBS Securities LLC, Bloomberg or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

The Bloomberg Commodity Index Supervisory and Advisory Committees

Bloomberg and UBS Securities LLC have established a two-tier oversight structure comprised of the Index Oversight Committee and the Advisory Committee. The purpose of the two-tier structure is to expand the breadth of input into the decision-making process in respect of the Bloomberg Commodity Index, while also providing a mechanism for more rapid reaction in the event of any market disruption or extraordinary change in market conditions that may affect the Bloomberg Commodity Index. The Index Oversight Committee will consist of senior representatives from various Bloomberg business units and will make all final decisions relating to the Bloomberg Commodity Index, given any advice and recommendations of the Advisory Committee.

The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. The members of the Advisory Committee will be announced each year around the time of the annual meeting of the Advisory Committee. Both the Index Oversight and Advisory Committees meet annually to consider any changes to be made to the Bloomberg Commodity Index for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection with the oversight of the Bloomberg Commodity Index.

The Index Oversight Committee is comprised of senior representatives from various Bloomberg business units. The Index Oversight Committee’s purpose is to discuss, review and challenge all aspects of the benchmark process and will comply with the “19 Principles for Financial Benchmarks” as published by the International Organization of Securities Commissions. The Index Oversight Committee has a significant degree of discretion in making determinations relating to the Index. The Index Oversight Committee may exercise this discretion as it determines to be most appropriate.

Four Main Principles Guiding the Creation of the Bloomberg Commodity Index

The Bloomberg Commodity Index was created using the following four main principles:

➢

Economic significance. A commodity index should fairly represent the importance of a diversified group of commodities to the world economy. To achieve a fair representation, the Bloomberg Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities.

The Bloomberg Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants.

The Bloomberg Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy. Production data alone, however, may underestimate the economic

Bloomberg Commodity IndexSM

significance of storable commodities (e.g., gold) relative to non-storable commodities (e.g., live cattle). Production data alone also may underestimate the investment value that financial market participants place on certain commodities, and/or the amount of commercial activity that is centered around various commodities. Additionally, production statistics alone do not necessarily provide as accurate a blueprint of economic importance as the pronouncements of the markets themselves. The Bloomberg Commodity Index thus relies on data that is both endogenous to the futures market (liquidity) and exogenous to the futures market (production) in determining relative weightings.

➢

Diversification. A second major goal of the Bloomberg Commodity Index is to provide diversified exposure to commodities as an asset class. Disproportionate weightings of any particular commodity or sector increase volatility and negate the concept of a broad-based commodity index. Instead of diversified commodities exposure, the investor is unduly subjected to micro-economic shocks in one commodity or sector. As described further below, diversification rules have been established and are applied annually. Additionally, the Bloomberg Commodity Index is re-balanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

➢

Continuity. The third goal of the Bloomberg Commodity Index is to be responsive to the changing nature of commodity markets in a manner that does not completely reshape the character of the Bloomberg Commodity Index from year to year. The Bloomberg Commodity Index is intended to provide a stable benchmark, so that end-users may be reasonably confident that historical performance data (including such diverse measures as correlation, spot yield, roll yield and volatility) is based on a structure that bears some resemblance to both the current and future composition of the Bloomberg Commodity Index.

➢

Liquidity. Another goal of the Bloomberg Commodity Index is to be highly liquid. The explicit inclusion of liquidity as a weighting factor helps to ensure that the indices can better accommodate substantial investment flows. The liquidity of an index not only affects transaction costs associated with current investments, but may also affect the reliability of historical price performance data. That is, to the extent that market inefficiencies may result from substantial inflows of investment capital, these inefficiencies—and corresponding distortions in index performance—will be minimized by weighting distributions which more closely mirror actual liquidity in the markets. The liquidity of an index affects transaction costs associated with current investments. It also may affect the reliability of historical price performance data.

These principles represent goals of the Bloomberg Commodity Index and its creators, and there can be no assurance that these goals will be reached by either Bloomberg or UBS Securities LLC.

Composition of the Bloomberg Commodity Index

The following methodology has been previously employed by Dow Jones and AIG Financial Products, and by DJI Opco, LLC and UBS Securities LLC and shall continue to be employed by Bloomberg and UBS Securities LLC, in determining the composition of the Bloomberg Commodity Index.

Commodities Available for Inclusion in the Bloomberg Commodity Index

The commodities that have been selected for possible inclusion in the Bloomberg Commodity Index are believed by Bloomberg and UBS Securities LLC to be sufficiently significant to the world economy to merit consideration for inclusion in the Bloomberg Commodity Index, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

With the exception of several London Metal Exchange (“LME”) contracts, where UBS Securities LLC believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, UBS Securities LLC has historically selected the futures contract that is traded in North America and denominated in dollars. If more than one such contract exists, UBS Securities LLC then selects the most actively traded contract. The Index Oversight Committee has noted that it is possible that UBS will in the future select more than one Designated Contract for certain commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. This process is reviewed by the Index Oversight and Advisory Committees. Data concerning this Designated Contract will be used to calculate the Bloomberg

Bloomberg Commodity IndexSM

Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The twenty-four potential commodities that may be included in the Bloomberg Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat (Soft and Hard Red Winter) and zinc.

Commodity Groups

For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the Bloomberg Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. For each commodity designated for potential inclusion in the Bloomberg Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights.

A “BCOM Business Day” means a day on which the sum of the CIPs for the Index Commodities that are open for trading is greater than 50%.

Diversification Rules

The Bloomberg Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Bloomberg Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Bloomberg Commodity Index as of January of the applicable year:

➢	No related group of commodities designated as a Commodity Group may constitute more than 33% of the Bloomberg Commodity Index.

➢	No single commodity may constitute more than 15% of the Bloomberg Commodity Index.

➢	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity Index.

➢	No single commodity that is in the Bloomberg Commodity Index may constitute less than 2% of the Bloomberg Commodity Index.

Following the annual reweighting and rebalancing of the Bloomberg Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will

Bloomberg Commodity IndexSM

fluctuate and may exceed or be less than the percentages set forth above. On October 31, 2013, the 2014 target weightings for the Bloomberg Commodity Index were announced, which became effective in January 2014 and can be found at http://www.bloombergindexes.com/content/uploads/sites/3/2014/06/Commodity-Index-Methodology.pdf.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Bloomberg Commodity Index by calculating the new unit weights for each Bloomberg Commodity Index Commodity. Near the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement prices on that date for Designated Contracts included in the Bloomberg Commodity Index, are used to determine a Commodity Index Multiplier (“CIM”) for each Bloomberg Commodity Index Commodity. This CIM is used to achieve the percentage weightings of the commodities included in the Bloomberg Commodity Index, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Bloomberg Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Bloomberg Commodity Index is calculated by Bloomberg, in conjunction with UBS Securities LLC, by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Bloomberg Commodity Index is a mathematical process whereby the CIMs for the commodities included in the Bloomberg Commodity Index are multiplied by the prices in US dollars for the applicable Designated Contracts. These products are then summed. The percentage change in this sum is then applied to the prior Bloomberg Commodity Index level to calculate the current Bloomberg Commodity Index level. The level of the Bloomberg Commodity Index is disseminated approximately every fifteen seconds (assuming the Bloomberg Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and a daily Bloomberg Commodity Index level is published at approximately 4:00 p.m. (New York time) on each BCOM Business Day by Bloomberg under the ticker symbol “BCOM” <Index>”.

The Bloomberg Commodity Index is a Rolling Index

The Bloomberg Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity Index is a “rolling index”.

Bloomberg Commodity Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the index will be adjusted in the event that UBS Securities LLC determines that any of the following index calculation disruption events exist:

(a)   the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the index on that day,

(b)   the settlement price of any futures contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement price,

Bloomberg Commodity IndexSM

(c)   the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the index, or

(d)   with respect to any futures contract used in the calculation of the Bloomberg Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License Agreement

“Bloomberg®”, “Bloomberg Commodity IndexSM” and “UBS” are trademarks or service marks of Bloomberg, UBS and their affiliates, as the case may be, and “Bloomberg®” and “Bloomberg Commodity IndexSM” have been licensed for use for certain purposes by UBS and its affiliates. Neither Bloomberg nor UBS guarantees the timeliness, accurateness, or completeness of any data or information relating to the Bloomberg Commodity Index. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity Index, which is determined, composed and calculated by Bloomberg on behalf of UBS without regard to the Securities. Bloomberg and UBS have no obligation to take the needs of the owners of the Securities into consideration in determining, composing or calculating the Bloomberg Commodity Index. Bloomberg is not responsible for, nor has it participated in the determination of, the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Bloomberg shall not have any obligation or liability, including without limitation, to Securities customers, in connection with the administration, marketing or trading of the Securities. Notwithstanding the foregoing, Bloomberg, UBS and their respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by UBS, but which may be similar to and competitive with the Securities. In addition, UBS, UBS Securities LLC and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity Index and the Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity Index and the Securities.

This index supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity Index components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates. The information in this index supplement regarding the Bloomberg Commodity Index components has been derived solely from publicly available documents. None of Bloomberg, UBS, UBS Securities LLC or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity Index components in connection with the Securities. Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEX OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEX OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS,

Bloomberg Commodity IndexSM

UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE BLOOMBERG COMMODITY INDEX TOTAL RETURNSM OR THE BLOOMBERG COMMODITY INDEX OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG AND UBS SECURITIES LLC, OTHER THAN UBS.

The Commodity Futures Markets

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Bloomberg Commodity Index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trade obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the U.S. Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Bloomberg Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

UBS Bloomberg Constant Maturity Commodity Index Excess Return

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (“CMCIER”), one of the CMCI Indices (“CMCI Indices”), including without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources and (ii) the handbook “UBS Bloomberg CMCI (Constant Maturity Commodity Index): Technical Document” (a document available publicly on the website of the CMCI Indices at http://www.ubs.com/global/en/investment-bank/bloomberg-cmci.html), which is summarized but not incorporated by reference herein. Such information reflects the policies of, and is subject to change at any time by, UBS AG (“UBS”) and Bloomberg Finance L.P. (“Bloomberg” and, together with UBS, the “Index Sponsors”). We accept responsibility as to the correct reproduction of the information described in (ii) above. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the CMCI Indices. None of the CMCI Governance and Advisory Committees, as discussed below, and/or members of the CMCI Committees individually is involved in the offer of the Securities and has no obligation to consider your interests as a holder of the Securities. However, employees of UBS, the issuer of the Securities, are members of the CMCI Committees and its affiliates are involved in the public offering and sale of the Securities and may be engaged in secondary market making transactions in the Securities.

Bloomberg and UBS have no obligation to continue to publish the CMCI Indices, and may discontinue publication of the CMCI Indices at any time in their sole discretion.

Overview

The CMCIER was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The CMCIER is based on the same methodology and contains the same components as the Constant Maturity Commodity Index (“CMCI”), which was also introduced in January 2007. Where the CMCI has weightings across commodities, the CMCIER is weighted across both commodities and maturities. The CMCIER represents a basket of 28 commodity futures contracts with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the CMCIER is based on commodity futures contracts with tenors ranging from three months to three years. The CMCIER also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the CMCIER currently include agricultural products, energy products, industrial metals, precious metals and livestock. The exchanges include the New York Mercantile Exchange (including the COMEX division), the Chicago Board of Trade, the Kansas City Board of Trade, the Winnipeg Commodity Exchange, the London Metal Exchange, the New York Board of Trade, the Chicago Mercantile Exchange, ICE Futures and Euronext Liffe.

The CMCIER was developed by UBS and Bloomberg. The CMCIER is calculated and disseminated by UBS approximately every fifteen seconds (assuming the level of the CMCIER has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily index level for the CMCIER is published between 4:00 p.m. and 6:00 p.m., New York City time on each trading day. CMCIER information is available under the symbol “CMCIER” from Bloomberg on pages CUBS + GO, CMCN or CMCX and from Reuters on page UBSCMCI.

The CMCI Governance and Advisory Committees

The UBS Index Oversight Committee

UBS has established the UBS Index Oversight Committee to provide an oversight function to review and provide challenge on all aspects of the CMCIER’s determination processes and provide effective oversight of UBS in

UBS Bloomberg Constant Maturity Commodity Index Excess Return

accordance with, and subject to, the applicable procedures. The UBS Index Oversight Committee’s oversight function includes consideration of the features and intended, expected or known usage of CMCIER and the materiality of identified existing or potential conflicts of interest. The UBS Index Oversight Committee’s oversight function and its composition are appropriate to provide effective scrutiny over UBS.

The CMCI Governance Committee

All decisions related to the CMCIER are made by the CMCI Governance Committee, which is comprised of representatives appointed by each Index Sponsor. Each Index Sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. There is also one non-voting member present on the CMCI Governance Committee, whose role it is to provide market color as a result of in-depth commodity market knowledge. The CMCI Governance Committee holds ordinary meetings bi-annually around April and October.

The CMCI Governance Committee is assisted and supported by the CMCI Advisory Committee, whose role is to prepare the agenda for ordinary and extraordinary meetings, promote and maintain the communication between CMCI Governance Committee members, make proposals relating to CMCIER and manage all matters related to the external communication regarding CMCIER. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary.

Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the Index Sponsors themselves. In this regard, the Index Sponsors will each be represented by an appointee who is a board member (or Managing Director) of the relevant Index Sponsor.

CMCIER Composition

The Selection Process

In order to be eligible for inclusion in the CMCIER, a commodity future contract must satisfy certain requirements as described below. Changes in the CMCIER’s composition, as described herein, are entirely a function of those made to the CMCI by the CMCI Governance Committee. No decision can be made to add or withdraw a CMCIER component or affect the weight of such component independently from those made with respect to the CMCI.

Generally, when a contract becomes eligible for inclusion in the CMCIER, and the CMCI Governance Committee believes that such inclusion is appropriate in light of the CMCIER procedures and objectives, changes in the CMCIER composition would be reviewed in October and/or April by the CMCI Governance Committee, with changes effected during the following maintenance period of July and/or January.

The CMCIER’s composition is modified only in rare occasions, in order to maintain liquidity and stability of the CMCIER, and the composition of the CMCIER generally will not be changed unless “extraordinary circumstances” in fact occur. Such extraordinary circumstances may include (but are not limited to):

➢	declining or rising trading volumes, instrument delisting or creation (when declining trading volumes are posing a threat to the CMCI stability and tradability),

➢	critical changes in commodity production or consumption patterns,

➢	changes in foreign exchange regimes,

➢	general macroeconomic or political events, and

➢	all types of legal changes, tax rulings and official decisions presenting a threat to CMCI investors and/or the Index Sponsors.

In some special situations likely to affect the CMCIER adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee, in consultation with the CMCI

UBS Bloomberg Constant Maturity Commodity Index Excess Return

Advisory Committee, can also declare “force majeure” and can change any parameter of the CMCIER with immediate effect. The Index Sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the CMCIER, the following primary and secondary requirements have to be satisfied:

➢

The “primary requirements” are related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls and availability and accuracy of contract, price and volume data.

➢

The “secondary requirements” involve satisfying a series of pure financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

CMCIER Weightings

Initial Weightings

The weighting process for the CMCIER is designed to reflect the economic significance and market liquidity of each commodity. The Index Sponsors use a two step approach to determining target weights of the futures contracts in the CMCIER. First, the Index Sponsors use regional Consumer Price Indexes (CPI), Producer Price Indexes (PPI) and Gross Domestic Product (GDP) data to produce the Economic Weight (EW) of each of the five sectors of the CMCIER — the five sectors of the CMCIER are currently agriculture, livestock, energy, precious metals and industrial metals. Second, the market value of the amount of each commodity that is consumed is used to calculate the individual instrument weight of each commodity, based on such market value as a percentage of the total market value of the consumption of all commodities included in the relevant sector.

Changes in the Weights and/or CMCIER Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in CMCIER bi-annually, in April and October, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the Index Sponsors.

Continuous Rolling of Contracts

The CMCIER represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts. As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the CMCIER limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the CMCIER reflects the most liquid contracts.

Rebalancing of the CMCIER Components

Because of price movements, the weight of each commodity in the CMCIER will move away from its target weight over time. The weight of each CMCIER component is therefore rebalanced over the final three business days of each month in order to bring each commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee.

UBS Bloomberg Constant Maturity Commodity Index Excess Return

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be to determine what, if any, changes to make to CMCIER.

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

➢	the imposition of a currency control mechanism,

➢	the adoption or issuance of tax-related rules, regulations, orders or other actions,

➢	an announcement or other public action regarding scientific discoveries or events relating to the commodities markets,

➢	a governmental, regulatory or other public announcement that is reasonably likely to affect the commodity markets generally,

➢	any climate or weather related emergencies,

➢	a war,

➢	a terrorist event,

➢

any event other than those specifically identified herein, making the calculation of CMCIER impossible or infeasible either on a technical basis or otherwise, or that makes CMCIER non representative of market prices or undermines the realization of the objectives of the indices, and

➢	any event creating a situation of unfair advantage or disadvantage for any market participant, group of market participants or the Index Sponsors.

Whenever a “market emergency and force majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, including, but not limited to:

➢	the replacement of a daily component nearby price when there is a manifest error in the officially settled price or when a market abuse is likely to have taken place,

➢	the temporary or final revoking of the membership of a component in CMCIER,

➢	the immediate change of a CMCIER parameter,

➢	the suspension of the calculation of CMCIER, a sub-index, a standard constant maturity series, or a currency series, or

➢	in general, any action necessary to preserve the reputation of CMCIER as fair and tradable commodity benchmarks.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for components involved in any of the CMCIER maintenance procedures (rebalancing or re-weighting), the CMCIER business day is deemed a “market disruption event day.” The components involved are not rolled or rebalanced on that day. For those contracts or components, the roll periods remain identical to the value they had on the CMCIER business day immediately preceding the “market disruption event day” in such a way that the maintenance period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has

UBS Bloomberg Constant Maturity Commodity Index Excess Return

been made available by the exchange or trading platform, the Index Sponsors will determine, in good faith, taking into account the objectives of the CMCIER and the interests of market participants, the one or more exchange settlement or official closing prices necessary for the maintenance of the component and the calculation of the CMCIER.

Adjustments for “FX Market Disruption Event Day”

In the event of a reference price source failing to publish a valid fixing rate for a referenced currency exchange rate, the CMCIER business day is deemed an “FX market disruption event day.” If no fixing price has been made available by the affected price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the CMCIER will be obtained by the Index Sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with the aim of maintaining and enhancing the CMCIER as a tradable commodity investment benchmark. A commercially reasonable method would be, for example, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event that the rate source becomes permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, may characterize the event as a “force majeure” event and decide to replace it by a new source effective immediately thereafter.

CMCI Indices’ information is available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”). For further information on CMCI, investors can go to http://www.ubs.com/global/en/investment-bank/bloomberg-cmci.html. Index values can also be found at https://www.ubs.com/global/en/investment-bank/keyinvest.html, choose “United States” and then click on the “Commodities” tab.

Excess Return vs. Total Return

The CMCIER measures for a given basket composition and standard constant maturity, the uncollateralized returns of the CMCI basket. The term “Excess Return” in the title of the CMCIER is not intended to suggest that the performance of the CMCIER at any time or the return on your Securities will be positive or that the CMCIER is designed to exceed a particular benchmark.

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE CMCI INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS OR OMISSION OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE CMCI INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OR FROM THE USE OF THE CMCI INDEX OR ANY DATA INCLUDED THEREIN OR FOR ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). UBS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CMCI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW UBS DISCLAIMS ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH.

The Commodity Futures Markets

For descriptions of the commodity futures markets, see “Bloomberg Commodity Index — The Commodity Futures Markets”.

Non-U.S. Indices

EURO STOXX 50® Index

The EURO STOXX 50® Index (the “EURO STOXX 50 Index”) seeks to provide exposure to large capitalization equity securities in the Eurozone. The EURO STOXX 50 Index is maintained and published by STOXX Limited (the “EURO STOXX 50 Index Sponsor”). The EURO STOXX 50 Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50 Index captures approximately 60% of the free float market capitalization of each of the 19 EURO STOXX regional Total Market Index (TMI) Supersector Index (each, a “STOXX TMI Supersector Index”). The EURO STOXX 50 Index universe is defined as all components of the 19 STOXX TMI Supersector indices. The STOXX TMI Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries.

For each of the 19 STOXX TMI Supersector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding STOXX TMI Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current EURO STOXX 50 Index stocks are then added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the EURO STOXX 50 Index Sponsor’s Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. The remaining 10 stocks are selected from the largest remaining current components of the EURO STOXX 50 Index ranked between 41 and 60 are added as EURO STOXX 50 Index components. If the component number is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50 Index contains 50 stocks. The EURO STOXX 50 Index composition is reviewed annually in September and is subject to change.

The EURO STOXX 50 Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50 Index’s total free-float market capitalization. Weights are reviewed quarterly and are also subject to change in response to specific events affecting the EURO STOXX 50 Index component stocks, including initial public offerings, mergers and takeovers, spin-offs, de-listings and bankruptcy. The EURO STOXX 50 Index is calculated with the Laspeyres formula, which measures price changes against a fixed base quantity weight. The EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50 Index’s values across changes due to certain corporate actions.

The EURO STOXX 50 Index is denominated in Euros. The EURO STOXX 50 Index return will be calculated based on the closing levels of the EURO STOXX 50 Index, as reported by Bloomberg L.P. under ticker symbol “SX5E.”

We have derived all information regarding the EURO STOXX 50 Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the EURO STOXX 50 Index Sponsor. The EURO STOXX 50 Index Sponsor owns the copyright and all other rights to the EURO STOXX 50 Index. The EURO STOXX 50 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50 Index. Historical performance of the EURO STOXX 50 Index is not an indication of future performance. Future performance of the EURO STOXX 50 Index may differ significantly from historical performance, either positively or negatively.

License Agreement

We have entered into a non-exclusive license agreement with the EURO STOXX 50 Index Sponsor, which grants us a license in exchange for a fee to use the EURO STOXX 50 Index in connection with the issuance of certain securities, including the Securities.

“EURO STOXX 50®” is a service mark of the EURO STOXX 50 Index Sponsor. The EURO STOXX 50 Index Sponsor has no relationship to UBS, other than the licensing of the EURO STOXX 50 Index and its service marks for use in connection with the Securities.

EURO STOXX 50® Index

The EURO STOXX 50 Index Sponsor does not:

➢	Sponsor, endorse, sell or promote the Securities.

➢	Recommend that any person invest in the Securities or any other financial products.

➢	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities.

➢	Have any responsibility or liability for the administration, management or marketing of the Securities.

➢	Consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the EURO STOXX 50 Index or have any obligation to do so.

The EURO STOXX 50 Index Sponsor will not have any liability in connection with the Securities. Specifically, the EURO STOXX 50 Index Sponsor does not make any warranty, express or implied, and the EURO STOXX 50 Index Sponsor disclaims any warranty about:

➢	the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the EURO STOXX 50 Index and the data included in the EURO STOXX 50 Index;

➢	the accuracy or completeness of the EURO STOXX 50 Index or its data;

➢	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50 Index or its data;

➢	any errors, omissions or interruptions in the EURO STOXX 50 Index or its data; and

➢	any lost profits or indirect, punitive, special or consequential damages or losses, even if the EURO STOXX 50 Index Sponsor knows that they might occur.

The licensing relating to the use of the EURO STOXX 50 Index and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

FTSETM 100 Index

The FTSETM 100 Index (the “FTSE 100 Index”) was developed with a base value of 1,000 with a base date of December 30, 1983. The FTSE 100 Index is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange (the “Exchange”). To qualify, companies must have a full listing on the Exchange with a Sterling or Euro denominated price on the Exchange’s SETS trading system, subject to eligibility screens. The FTSE Europe/Middle East/Africa Regional (“EMEA”) Committee meets quarterly, on the Wednesday after the first Friday in March, June, September and December, to review the constituents of the FTSE 100 Index.

A security will be inserted in the FTSE 100 Index at the periodic review if it rises to or above the 90th position when the eligible securities are ranked by market value. Consequently, a security will be deleted from the FTSE 100 Index at the periodic review if it falls to or below the 111th position. A constant number of constituents are maintained for the FTSE 100 Index. Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the FTSE 100 Index will be inserted to match the number of companies being deleted at the periodic review.

For the purposes of computing the FTSE 100 Index, the number of shares in issue for each constituent security is expressed to the nearest share and, to prevent a large number of insignificant weighting changes, the number of shares in issue for each constituent security is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis. Changes are made quarterly after the close of business on the third Friday of March, June, September and December. However, if a corporate action is applied to a FTSE 100 Index constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action, and if accumulated changes in the number of shares in issue add up to 10% or more, or when an accumulated share change represents U.S.$2 billion of a company’s total market capitalization, such changes are implemented between quarters. A minimum of 4 days’ notice is given to users of the FTSE 100 Index. WM/Reuters Spot Rates are used to convert the market capitalization into U.S. dollars. The U.S.$2 billion threshold may be adjusted annually in December by the FTSE Policy Group, and such adjustment would be applied for the first time at the next review in March of the following year.

The FTSE 100 Index is calculated in real-time and published every 15 seconds during the FTSE 100 Index opening hours between 08:00 a.m. and 04:30 p.m. GMT using real time prices. The FTSE 100 Index Return is calculated based on the closing levels of the FTSE 100 Index on the Exchange, as reported by Bloomberg L.P. under ticker symbol “UKX.”

FTSETM 100 Index

The FTSE 100 Index is based upon the chained Paasche method and is calculated using the following formula:

i	=		1,2,3.............., n

n	=		The number of securities in the FTSE 100 Index.

pi	=	Price	The latest trade price of the component security (or the price at the close of the FTSE 100 Index on the previous day)

ei	=	Exchange Rate	The exchange rate required to convert the security’s home currency into the index’s base currency (if applicable).

si	=	Shares in Issue	The number of shares in issue used by FTSE for the security, as defined in the Ground Rules.

fi	=	Free Float Factor	The factor to be applied to each security to allow amendments to its weighting, expressed as a number between 0 and 1, where 1 represents a 100% free float. The free float factor for each security is published by FTSE.

d	=	Divisor	A figure that represents the total issued share capital of the FTSE 100 Index at the base date. The divisor can be adjusted to allow changes in the issued share capital of individual securities to be made without distorting the FTSE 100 Index.

Under this methodology, FTSE International Limited (“FTSE”, also the “FTSE 100 Index Sponsor”) excludes from free floating shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater (if the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%), shares held by directors senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater (if the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%); all shares where the holder is subject to a lock-in clause (free float changes resulting from the expiry of a lock-in will be implemented at the next quarterly review subsequent to there being a minimum of 20 business days between the lock-in expiry date and the index review date); shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Constituents of the FTSE 100 Index are adjusted for free float. The actual free float will be rounded up to the next highest whole percentage number. To be eligible for inclusion in the FTSE 100 Index, a security must have a minimum free float of 25% if the issuing company is UK incorporated and 50% if it is non-UK incorporated. However, a new company may be initially included in the FTSE 100 Index with a free float below the above parameters (provided it is above 5%) where the free float is expected to meet the minimum requirements within 12 months of the company’s first day of trading. Following the application of an initial free float restriction, a constituent’s free float will only be changed if its rounded free float moves to more than 3 percentage points above or below the existing rounded free float. Where a company’s actual free float moves to above 99%, it will not be subject to the 3 percentage points threshold and will be rounded to 100%. A constituent with a free float of 15% or below will not be subject to the 3 percentage points threshold. A constituent’s free float will also be reviewed on publication of further information on restricted shareholdings.

FTSETM 100 Index

Securities must be sufficiently liquid to be included in the FTSE 100 Index. The following criteria will be used to ensure that illiquid securities are excluded:

Price.  There must be an accurate and reliable price for the purposes of determining the market value of a company.

Size. In order to determine membership, all companies with eligible securities will be ranked by their full market capitalization i.e. before the application of any investability weightings. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, significant and liquid secondary lines will be included in the calculation of the market capitalization of the company, based on the market price of that secondary line.

Liquidity.  Each security will be tested for liquidity annually in June by calculation of its median daily trading volume per month. Liquidity will be tested from the first business day in May of the previous year to the last business day of April. When calculating the median of daily trades per month of any security, a minimum of 5 trading days in each month must exist, otherwise the month will be excluded from the test. The median trading volume is calculated by ranking each daily trading volume and selecting the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking, therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume. Any period of suspension will not be included in the test. For newly eligible securities where the testing period is less than 12 months, the liquidity test will be applied on a pro-rata basis.

Liquidity Thresholds:

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A - Securities which do not turnover at least 0.025% of their shares in issue (after the application of any investability weightings*) based on their median daily trading volume per month for at least 10 of the 12 months prior to the annual index review, will not be eligible for inclusion in the FTSE 100 until the next annual review.

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B - An existing constituent which does not turnover at least 0.015% of its shares in issue (after the application of any investability weightings*) based on its median daily trading volume per month for at least 8 of the 12 months prior to the annual index review will be removed and will not be eligible for inclusion in the FTSE UK Index Series until the next annual review.

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C - New issues which do not have a twelve month trading record must have a minimum 20 day trading record when reviewed. They must turnover at least 0.025% of their shares in issue (after the application of any investability weightings*) based on their median daily trading volume per month since listing. This rule will not apply to new issues added under the Fast Entry Rule expect for demutualizations.

*When testing liquidity for the free float weight as at the last date in the testing period will be used for the calculation for the whole of that period.

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D - In assessing liquidity, data will be aggregated from trading venues exhibiting a market share of greater than 2%. If the company fails the liquidity screen on this basis, data may also be obtained from Depository Receipt (“DR”) trades. For the purpose of this rule, where the majority of trading is in the DR, 100% of DR trading will be aggregated with 50% of the trades in the UK. Where the majority of trading is in the UK, 50% of DR trading will be aggregated with 100% of the trades in the UK.

In assessing liquidity, data will be obtained from a constituent’s exchange in the country in which the company is classified by FTSE. If the constituent fails the liquidity screen on this basis, data may also be reviewed from other markets (including trading in ADRs and GDRs) and the trading volumes aggregated. Trading volumes from other markets will not normally be considered unless the majority of the liquidity is met from the constituent’s exchange in the country in which the company is classified.

FTSETM 100 Index

We have derived all information regarding the FTSE 100 Index contained in this index supplement from publicly available information without independent verification. Such information reflects the policies of, and is subject to change by, the FTSE 100 Index Sponsor. The FTSE 100 Index Sponsor has copyright and all other rights to the FTSE 100 Index. The FTSE 100 Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the FTSE 100 Index.

The London Stock Exchange

The London Stock Exchange (“the Exchange”) organizes, operates and regulates key aspects of the United Kingdom’s capital market. All securities listed in the FTSE 100 Index must be listed on the Exchange. The Exchange is subject to the law of the United Kingdom, which stipulates the concept of self-regulation and compliance with international standards. The Exchange has two primary markets — the Main Market and the Alternative Investment Market, or AIM. More than 3000 firms worldwide trade as members of the Exchange.

License Agreement

We have entered into a non-exclusive license agreement with FTSE, which allows us and our affiliates, in exchange for a fee, to use the FTSE 100 Index in connection with the issuance of certain securities, including the Securities. We are not affiliated with FTSE; the only relationship between FTSE and us is the licensing of the use of the FTSE 100 Index and trademarks relating to the FTSE 100 Index. All rights to the FTSE 100 Index are owned by FTSE, the publisher of the FTSE 100 Index.

The Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by The Financial Times Limited (“FT”) and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the FTSE 100 Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated by FTSE. However, neither FTSE nor the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE nor the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSETM”, “FTSE®”, “FT-SE®”, and “Footsie®” are trademarks of the Exchange and FT and are used by FTSE under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE.

Hang Seng China Enterprises Index

Hang Seng China Enterprises Index Composition and Maintenance

The Hang Seng China Enterprises Index the (“HSCE Index”) is compiled, published and managed by Hang Seng Indexes Company Limited (“HSIL”), a wholly-owned subsidiary of the Hang Seng Bank. The HSCE Index is a free float-adjusted market capitalization weighted index with a 10% cap on individual constituent weightings. The HSCEI is calculated and disseminated in real-time at 2-second intervals during the trading of the Stock Exchange of Hong Kong. Launched on August 8, 1994, the HSCE Index is comprised of H-shares, which are Hong Kong listed shares of Chinese enterprises (“H-share companies”). The HSCE Index had a base value of 1,000 at launch, but was rebased as of January 3, 2000 with a value of 2,000 to align with the Hang Seng Composite Index Series, which launched on October 3, 2001. The HSCE Index is reviewed quarterly. The number of constituents of the HSCE Index is fixed at 40.

A component stock is selected or removed from the HSCE Index quarterly based on the following selection criteria and process:

➢	Stocks should be listed for at least one month, starting from the listing date to the review cut-off date (both dates inclusive), in order to be considered in the index review.

➢

The turnover velocity in each of the past 12 months is calculated by observing the quotient of the (i) median of daily traded shares in such calendar month and (ii) freefloat-adjusted issued shares at such calendar month end. In order to meet the turnover requirement, a stock should have (i) minimum turnover velocity of 0.1% for at least 10 out of the past 12 months, and (ii) for the latest three months, minimum turnover velocity of 0.1% for all three months. For an existing constituent, only (a) needs to be fulfilled.

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For a stock with a trading history of less than 12 months or a stock that has transferred from the Growth Enterprise Market to the Main Board in the past 12 months before the data review cut off date the following requirements apply with respect to turnover velocity:

¡	If less than 6 months, the minimum turnover velocity must be 0.1% for all trading months.

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If greater than or equal to 6 months, (i) the stock cannot have more than one month in which it has failed to obtain a turnover velocity of at least 0.1% and (ii) for the latest three months, a stock needs to have attained a turnover velocity 0.1% for all three months if it is not an existing constituent.

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For a stock which has been suspended for any of the complete month(s) during the past 12 months before the review cut-off date, the relevant month(s) will be excluded from the velocity calculation. The stock should meet the requirements as described above,

All individual H-share stocks are ranked in terms of Combined Market Value (“MV”) Score, calculated from MV rank and Freefloat-adjusted Market Value (“FFMV”) rank using the following formula, in which the top 40 stocks will be included in the index:

➢	0.5 MV Rank + 0.5 FFMV Rank = Combined MV Score

➢	rank of the Combined MV Score = Combined MV Rank

➢	in case two constituents have the same Combined MV Score, a higher rank will be assigned to the stock with the higher MV Rank where the “MV” of an individual stock refers to the average of month-end H-share MVs for the past 12 months (“12-month-average MV”) of any review period and “FFMV” of an individual stock refers to the 12-month-average MV after freefloat adjustment.

Hang Seng China Enterprises Index

The top 40 eligible H-share stocks with the highest Combined MV Rank will be selected as constituents of the HSCE Index subject to a buffer zone where existing constituents ranked 49th or lower will be removed from the HSCEI while non-constituent stocks ranked 32nd or above will be included. In case the number of incoming stocks is greater than the number of outgoing constituents, constituents with the lowest Combined MV Rank will be removed from the index in order to maintain the number of constituents at 40. If the number of incoming stocks is smaller than the number of outgoing constituents, stocks with the highest Combined MV Rank will be added to the index in order to maintain the number of constituents at 40.

Calculation Methodology

The HSCE Index is calculated using the following formula:

Pt	:	Current Price at Day t
Pt-1	:	Closing Price at Day (t-1)
IS	:	Issued Shares
FAF	:	Freefloat Adjusted Factor, which is between 0 and 1
CF	:	Capping Factor, which is between 0 and 1

The FAF represents the proportion of shares that are free floated as a percentage of the issued H-shares. The FAF is between 0 and 1 and is rounded up to the nearest multiple of 5% for index calculation. The CF is also adjusted every six months and is calculated so that no constituent stock has a weighting that exceeds 10%. The FAF, CF and IS are adjusted quarterly.

We have derived all information contained in this index description regarding the HSCE Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of HSIL and is subject to change at the discretion of HSIL. HSIL is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Hang Seng China Enterprises Index at any time. Historical performance of the HSCE Index is not an indication of future performance. Future performance of the HSCE Index may differ significantly from historical performance, either positively or negatively.

License Agreement

UBS has entered into a non-exclusive license agreement with HSIL, the HSCE Index sponsor, providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the HSCE Index, in connection with securities, including the Securities. The index is compiled and published by HSIL.

The Hang Seng Chinese Enterprises Index (the “Index”) is published and compiled by Hang Seng Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. Hang Seng Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by UBS AG in connection with certain debt securities and warrants that UBS AG from time to time may offer and sell (the “Product”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF ANY OF THE INDEX(ES) AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE

Hang Seng China Enterprises Index

OF ANY OF THE INDEX(ES) OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE INDEX (ES) BY UBS AG IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF ANY OF THE INDEX(ES); OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF ANY OF THE INDEX(ES) WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

MSCI Indexes

We may offer a Security linked to one or more indexes that are part of the “MSCI Global Investable Market Indexes” sponsored by MSCI Inc. (“MSCI”), including the MSCI-EAFE® Index (Europe, Asia, Australia and the Far East, the “MSCI-EAFE Index”), the MSCI® Emerging Markets IndexSM (the “MSCI-EM Index”) and the MSCI® Europe Index (the “MSCI Europe Index” and, together with the MSCI-EAFE Index and the MSCI-EM Index, the “MSCI Indexes”).

We have derived all information regarding the MSCI Indexes contained in this index supplement, including, without limitation, the make-up, method of calculation and changes in the components of each such MSCI Index, from publicly available information. Such information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish any such index, and may discontinue publication of the any MSCI Index. Historical performance of the MSCI Indexes is not an indication of future performance. Future performance of the MSCI Indexes may differ significantly from historical performance, either positively or negatively.

Each MSCI Index is constructed and maintained in the manner described below.

MSCI-EAFE® Index

The MSCI-EAFE Index is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East, excluding the United States and Canada. The MSCI-EAFE Index includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets. The MSCI-EAFE Index was developed with a base value of 100 as of December 31, 1969.

MSCI® Emerging Markets IndexSM

The MSCI-EM Index is a free float-adjusted market capitalization index designed to measure equity market performance of the global emerging market countries of Europe, the Middle East & Africa. The MSCI-EM Index captures large- and mid-capitalization representation across 23 emerging market countries that include Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI-EM Index has a base date of December 31, 1987.

MSCI® Europe Index

The MSCI Europe Index is a free-float adjusted market capitalization index designed to measure equity market performance of the developed markets in Europe and is one of the MSCI Global Investable Market Indices. The MSCI Europe Index captures large and mid-capitalization representation across 15 developed markets countries in Europe, including Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. The MSCI Europe Index has a base date of March 31, 1986.

Constructing the MSCI Global Investable Market Indexes

MSCI undertakes an index construction process which involves:

➢	Defining the Equity Universe.

➢	Determining the Market Investable Equity Universe for each market.

➢	Determining market capitalization size-segments for each market.

➢	Applying Index Continuity Rules for the Standard Index.

➢	Creating style segments within each size-segment within each market.

➢	Classifying securities under the Global Industry Classification Standard (GICS®).

MSCI Indexes

Defining the Equity Universe

The Equity Universe is defined by identifying eligible equity securities and classifying these eligible equity securities into the appropriate country.

All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada and preferred shares that exhibit characteristics of equity securities are also eligible for inclusion. As the definition of the preferred shares may vary from country to country or even from one company to another, MSCI analyses this type of security on a case by case basis. The key criterion for a preferred share to be eligible is that it should not have features that make it resemble—and behave like—a fixed income security, such as the entitlement to a fixed dividend and/or, in case of liquidation, an entitlement to a company’s net assets which is limited to the par value of the preferred share. On the other hand, preferred shares whose only difference compared to common shares is a limited voting power are eligible for inclusion in the Equity Universe.

Each company and its securities (i.e., share classes) is classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the Investible Equity Universe in each market are as follows:

➢	Equity Universe Minimum Size Requirement is applied at the company level. To be included in a Market Investible Equity Universe, a company must have the required minimum full market capitalization.

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Equity Universe Minimum Float-Adjusted Market Capitalization Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

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Minimum Liquidity Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by: the 12-month and 3-month Annual Traded Value Ratio (“ATVR”), and the three month Frequency of Trading. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an Emerging Market. In instances when a security does not meet the above criteria, the security will be represented by a relevant liquid eligible Depositary Receipt if it is trading in the same geographical region. Depositary Receipts are deemed liquid if they meet all the above mentioned criteria for 12-month ATVR, 3-month ATVR and 3-month Frequency of Trading. Because there may be liquidity issues for securities trading at a very high stock price, a limit of USD 10,000 has been set and securities with stock prices above USD 10,000 fail the liquidity screening. This rule applies only for non-constituents of the MSCI Global Investable Market Indexes. Consequently, current constituents of the MSCI Global Investable Market Indexes would remain in the index if the stock price passes the USD 10,000 threshold.

➢

Global Minimum Foreign Inclusion Factor Requirement is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free

MSCI Indexes

float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

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Minimum Length of Trading Requirement is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

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Minimum Foreign Room Requirement is applied at the individual security level. For a security that is subject to a Foreign Ownership Limit (“FOL”) to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indexes:

➢	Investable Market Index (Large + Mid + Small)

➢	Standard Index (Large + Mid)

➢	Large Cap Index

➢	Mid Cap Index

➢	Small Cap Index

The Investable Market Index, the Standard Index and the Large Cap Index are created first, while the Mid Cap Index is derived as the difference between the Standard Index and the Large Cap Index and the Small Cap Index is derived as the difference between the Investable Market Index and the Standard Index.

In order to create size segments that can be meaningfully aggregated into composites, the individual Market Size Segments are balanced according to the following two objectives:

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Achieving Global Size Integrity by ensuring that, within a given size segment of a composite index, only companies of comparable and relevant sizes are included across all markets. This can be measured by looking at a size segment cutoff relative to a free float-adjusted market capitalization coverage target based on the Global Investable Equity Universe.

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Achieving Consistent Market Coverage by ensuring that each market’s size segment is represented in its proportional weight in the composite universe. This can be measured by looking at a size segment cutoff relative to a consistent and comparable target size segment coverage within each market.

It is not possible to achieve both of these objectives consistently and simultaneously across all markets. Therefore, to balance these objectives, the methodology sets a minimum size cutoff for each size segment in each market using:

➢	A size range for all markets derived from a free float-adjusted target market capitalization of the Global Investable Equity Universe, together with

➢	A target free float-adjusted coverage range set within each individual Market Investable Equity Universe.

The intersection of these ranges specifies a Size and Coverage Target Area. This is done for each of the three size segment indexes, namely the Investable Market Index, the Standard Index, and the Large Cap Indexes.

MSCI Indexes

Applying Index Continuity Rules for the Standard Indexes

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules applied by MSCI, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index. The application of this requirement involves the following steps.

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If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market.

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At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

When the Index Continuity Rule is in effect, the Market Size-Segment Cutoff is set at 0.5 times the Global Minimum Size Reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

Creating Style Indexes Within Each Size Segment

All securities in the investable Equity Universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying the Universe of Securities Under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s Financial Services LLC, a part of McGraw Hill Financial, the Global Industry Classification Standard (“GICS”).

The GICS entails four levels of classification: (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

The GICS guidelines used to determine the appropriate industry classification are as follows:

➢	A security is classified in a sub-industry according to the business activities that generate approximately 60% or more of the company’s revenues.

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A company engaged in two or more substantially different business activities, none of which contributes 60% or more of revenues, is classified in the sub-industry that provides the majority of both the company’s revenues and earnings.

➢	Where the above guidelines cannot be applied, or are considered inappropriate, further analysis is conducted, and other factors are analyzed to determine an appropriate classification.

Creating the Size-Segment Indexes in each market involves the following steps:

➢	Defining the Market Coverage Target Range for each size-segment.

➢	Determining the Global Minimum Size Range for each size-segment.

➢	Determining the Market Size-segment Cutoffs and associated Segment Number of Companies.

MSCI Indexes

➢	Assigning companies to the size-segments.

➢	Applying final size-segment investability requirements.

Maintaining the MSCI Global Investable Market Indexes

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve:

➢	Index continuity,

➢	Continuous investability of constituents and replicability of the indexes, and

➢	Index stability and low index turnover.

In particular, index maintenance involves:

➢	Semi-Annual Index Reviews in May and November of the Size Segment and Global Value and Growth Indexes which include:

¡	Updating the indexes on the basis of a fully refreshed Equity Universe.

¡	Taking buffer rules into consideration for migration of securities across size and style segments.

¡	Updating Foreign Inclusion Factors (“FIFs”) and Number of Shares (“NOS”).

➢	Quarterly Index Reviews in February and August of the Size Segment Indexes aimed at:

¡	Including significant new eligible securities (such as IPOs which were not eligible for earlier inclusion) in the index.

¡	Allowing for significant moves of companies within the Size Segment Indexes, using wider buffers than in the semi-annual index reviews.

¡	Reflecting the impact of significant market events on FIFs and updating NOS.

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Ongoing event-related changes. Changes of this type are generally implemented in the indexes as they occur. Significantly large IPOs are included in the indexes after the close of the company’s tenth day of trading.

Semi-Annual Index Reviews in May and November

The objective of the semi-annual index reviews is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A semi-annual index review involves a comprehensive review of the Size Segment and Global Value and Growth Indexes.

During each semi-annual index review, the Equity Universe is updated and the Global Minimum Size Range is recalculated for each size segment. Then, the following index maintenance activities are undertaken for each market:

➢	Updating the Market Investable Equity Universe.

➢	Recalculating the Global Minimum Size References and Global Minimum Size Ranges.

➢	Reassessing the Segment Number of Companies and the Market Size-Segment Cutoffs.

➢	Assigning companies to the size segments taking into account buffer zones.

➢	Assessing conformity with Final Size-Segment Investability Requirements.

MSCI Indexes

Quarterly Index Reviews in February and August

Quarterly index reviews are designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next semi-annual index review. Quarterly index reviews may result in:

➢	Additions or deletions due to migration to another Size Segment Index.

➢	Addition of significant new investable companies to the Standard Index.

➢	Deletion of companies from the Investable Market Indexes due to low liquidity.

➢	Changes in foreign inclusion factors and in number of shares.

The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the semi-annual index reviews. The style classification is reviewed only for companies that are reassigned to a different size segment.

Ongoing Event-Related Changes

Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate events that take place on a continuing basis. These changes generally are reflected in the indexes at the time of the event.

These corporate events can affect many aspects of an index and its constituents, including inclusion or deletion of companies outside of the Index Reviews, weight changes due to changes in foreign ownership limits, foreign inclusion factors, number of shares, etc., and changes in size, style and/or industry classification.

Announcement Policy

The results of the semi-annual index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the quarterly index review are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI Global Investable Market Indexes.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indexes as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes, provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events. A descriptive text announcement is sent for all corporate events effective on the same day or on the next day. MSCI also sends text announcement for corporate events effective within the next 48 hours, except for US Equities’ equity offerings and market neutral events such as split, reverse split or stock dividend.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

MSCI Indexes

Both primary equity offerings and secondary offerings for US securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

All additions and deletions of constituents of the MSCI Global Investable Market Indexes resulting from corporate events are publicly announced prior to their implementation. Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indexes.

Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing.

Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

License Agreement

MSCI and UBS have agreed to enter into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the MSCI Indexes in connection with securities, including the Securities. The MSCI Indexes are owned and published by MSCI.

The Securities are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or the ability of the MSCI Indexes to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Indexes, which is determined, composed and calculated by MSCI without regard to the Securities or UBS. MSCI has no obligation to take the needs of UBS or the owners of this security into consideration in determining, composing or calculating the MSCI Indexes. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of this security or in the determination or calculation of the equation by which the Securities are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Securities in connection with the administration, marketing or trading of the Securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEXES AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Securities, or any other person or entity, should use or refer to MSCI’s trade name, trade mark or service mark rights to the designations “Morgan Stanley Capital International®”, “MSCI®”, “Morgan Stanley Capital International Perspective®”, to sponsor, endorse, market or promote the Securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.